Exhibit 4.14

SECOND AMENDMENT TO FACILITY AGREEMENT

SECOND AMENDMENT TO FACILITY AGREEMENT (this “Amendment”), dated as of August 11, 2014, by and among MANNKIND CORPORATION, a Delaware corporation (the “Borrower”), DEERFIELD PRIVATE DESIGN FUND II, L.P. (“DPDF”) and DEERFIELD PRIVATE DESIGN INTERNATIONAL II, L.P. (together with DPDF collectively referred to as the “Purchasers” and together with the Borrower, the “Parties”).

RECITALS:

A. Borrower and Purchasers have entered into that certain Facility Agreement dated as of July 1, 2013, as amended by that the First Amendment to Facility Agreement and Registration Rights Agreement, dated as of February 28, 2014 (as the same may be amended, modified, restated or otherwise supplemented from time to time, the “Facility Agreement”).

B. In connection with the Borrower’s proposed entry into (i) that certain License and Collaboration Agreement with Sanofi-Aventis Deutschland GmbH (“Sanofi”), Technosphere International C.V., a wholly-owned subsidiary of the Borrower (“TICV”), and MannKind Netherlands BV, a wholly-owned subsidiary of TICV (“MNBV” and, collectively with TICV, “Borrower Subsidiaries”), relating to Borrower’s Afrezza® rapid-acting inhaled insulin product (the “License Agreement”), (ii) that certain Supply Agreement with Sanofi related to such product (the “Supply Agreement” and, together with the License Agreement, the “Collaboration Agreements”), and (iii) that certain loan commitment letter with Sanofi regarding a loan facility to be made available by Sanofi to the Borrower in connection with the Collaboration Agreements, a copy of which is attached hereto as Exhibit A (the “Commitment Letter”) pursuant to a loan agreement and related loan documents to be entered into by the Borrower and Sanofi after entry into the Collaboration Agreements and prior to the time the Collaboration Agreements become effective (the “Loan Documents”), the Parties desire to amend the Facility Agreement to permit the incurrence by the Borrower of additional indebtedness and liens securing such indebtedness contemplated by the Commitment Letter and the Loan Documents, on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Parties agree as follows:

1. Defined Terms. Capitalized terms used herein which are defined in the Facility Agreement, unless otherwise defined herein, shall have the meanings ascribed to them in the Facility Agreement. The Recitals to this Amendment are incorporated herein in their entirety by this reference thereto.

2. Amendments to Facility Agreement. Upon the satisfaction of the conditions set forth in Section 3 of this Amendment:

a. Section 1.1 of the Facility Agreement is hereby amended to add the following additional defined terms:

“Collaboration Agreements” shall have the meaning provided therefor in the Second Amendment.

“Commitment Letter” shall have the meaning provided therefor in the Second Amendment.

“Intercreditor Agreement” means an Intercreditor Agreement in form and substance reasonably acceptable to Purchasers and consistent with the terms set forth in Exhibit B to the Second Amendment, among Borrower, Purchasers and Sanofi or its affiliate providing the loans to Borrower under the Loan Documents.

“Loan Documents” shall have the meaning provided therefor in the Second Amendment.

“Sanofi” shall have the meaning provided therefor in the Second Amendment.

“Second Amendment” means the Second Amendment to Facility Agreement dated as of August 11, 2014 between Borrower and Purchasers.

b. The defined term “Permitted Indebtedness” in Section 1.1 of the Facility Agreement is amended to renumber subsection “(xxvi)” as “(xxvii)” and insert a new subsection (xxvi) to read as follows:

“(xxvi) Indebtedness to Sanofi or its affiliates incurred in connection with the transactions contemplated by the Collaboration Agreements, the Commitment Letter and the Loan Documents (which shall be consistent with the terms set forth in the Commitment Letter) in an aggregate principal amount of up to One Hundred Seventy-Five Million Dollars ($175,000,000) plus any PIK interest that may be accrued and added to such principal that (a) may be secured (i) on a first lien basis by Insulin Inventory located in the United States, and the property and improvements located at 28903 North Avenue Paine, Valencia, CA, and (ii) on a second lien basis by all other Collateral pursuant to the Intercreditor Agreement, and (b) may be prepaid at any time (x) with distributions allocable to Borrower under the Collaboration Agreements, or (y) with any other funds of Borrower if, Borrower first offers to prepay the Obligations in the amount of the proposed prepayment to Sanofi, and Purchasers decline such prepayment; and”.

c. The defined term “Permitted Liens” in Section 1.1 of the Facility Agreement is amended to renumber subsection “(xxvi)” as “(xxvii)” and insert a new subsection (xxvi) to read as follows:

“(xxvi) Liens securing Indebtedness permitted by clause (xxvi) of the definition of Permitted Indebtedness with the priority set forth therein; and”.

3. Conditions Precedent. The effectiveness of this Amendment is subject to the following conditions precedent:

a. Delivery of Documents. The Borrowers and the Purchasers shall each execute and deliver this Amendment.

b. Performance; No Default. The Borrower shall have performed and complied with all agreements and conditions contained in the Facility Agreement and the other Transaction Documents to be performed by or complied with by the Borrower prior to the date hereof in all material respects.

4. Representations and Warranties. The Borrower hereby represents and warrants to Purchasers as follows:

a. As of the date hereof, the representations and warranties of the Borrower contained in the Transaction Documents are (i) in the case of representations and warranties qualified by “materiality,” “Material Adverse Effect” or similar language, true and correct in all respects and (ii) in the case of all other representations and warranties, true and correct in all material respects, in each case on and as of the date hereof, except to the extent that any such representation or warranty relates to a specific date, in which case such representation and warranty shall be true and correct in all respects or all material respects, as applicable, as of such earlier date;

b. The execution, delivery and performance by the Borrower of this Amendment (i) are within the Borrower’s corporate powers, (ii) have been duly authorized by all necessary action pursuant to its Organizational Documents, (iii) require no further action by or in respect of, or filing with, any Government Authority, and (iv) do not violate, conflict with or cause a breach or a default under any provision of applicable law or regulation or of Borrower’s Organizational Documents or of any agreement, judgment, injunction, order, decree or other instrument binding upon Borrower, except to the extent such violation, conflict, breach or default would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect;

c. This Amendment constitutes the valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to the enforcement of creditor’s rights generally and by general equitable principles; and

d. Subject to the effectiveness of this Amendment, no Event of Default exists.

5. No Further Amendments; Ratification of Liability. Except as amended hereby, the Facility Agreement and each of the other Transaction Documents shall remain in full force and effect in accordance with their respective terms. Borrower as debtor, grantor, pledgor, guarantor or assignor, or in any similar capacity in which it has granted Liens or acted as an accommodation party or guarantor, as the case may be, hereby ratifies, confirms and reaffirms its liabilities, its payment and performance obligations (contingent or otherwise) and its agreements under the Facility Agreement and the other Transaction Documents, all as amended by this Amendment, and the liens and security interests granted, created and perfected thereby. The Purchasers’ agreement to the terms of this Amendment or any other amendment of the Facility

Agreement or any other Transaction Document shall not be deemed to establish or create a custom or course of dealing among Borrower, Purchasers, Assignees, or any of them. This Amendment, together with the other Transaction Documents, contains the entire agreement among Borrower and Purchasers contemplated by this Amendment.

6. Covenants. Borrower covenants and agrees (i) not to enter into the Loan Documents unless and until Borrower and Sanofi enter into the Intercreditor Agreement with Purchasers consistent with the terms set forth in Exhibit B attached hereto and (ii) to provide Purchasers with executed copies of all Loan Documents upon their execution.

7. Incorporation by Reference. The provisions of Article 6 of the Facility Agreement are incorporated herein by reference mutatis mutandis.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

BORROWER:

MANNKIND CORPORATION

By:	/s/ David Thomson
Name:	David Thomson
Title:	General Counsel

PURCHASERS:

DEERFIELD PRIVATE DESIGN FUND II, L.P.

By:	Deerfield Mgmt., L.P., its General Partner
By:	J.E. Flynn Capital, LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD PRIVATE DESIGN INTERNATIONAL II, L.P.

By:	Deerfield Mgmt., L.P., its General Partner
By:	J.E. Flynn Capital, LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

EXHIBIT A TO SECOND AMENDMENT

EXECUTION VERSION

HOECHST GMBH

Industriepark Hoechst

Gebäude K703

D-65926 Frankfurt am Main

PERSONAL AND CONFIDENTIAL

August 11, 2014

MannKind Corporation

28903 North Avenue Paine

Valencia, California 91355

Attention: General Counsel

Commitment Letter

Ladies and Gentlemen:

Reference is made to the License and Collaboration Agreement dated as of August 11, 2014 (the “License Agreement”) by and among MannKind Corporation, a Delaware corporation (“MannKind”), Technosphere International C.V., a Dutch limited partnership (“TICV” and, together with MannKind, the “Licensors”), and Sanofi-Aventis Deutschland GmbH, a company organized and existing under the laws of Germany (“Sanofi”). In connection with the consummation of the transactions contemplated by the License Agreement you have requested that Hoechst GmbH (the “Lender”) provide a $175.0 million senior secured revolving credit facility (the “Facility”) to MannKind (in such capacity, the “Borrower” or “you”) on the terms and subject to the conditions set forth in this Commitment Letter and Exhibit A (collectively, the “Commitment Letter”).

1.	Commitments

The Lender is pleased to advise you of its commitment to provide to the Borrower the Facility on the terms and subject to the conditions set forth in this Commitment Letter.

2.	Conditions Precedent

The Lender’s commitment hereunder is subject to the following conditions: (i) the definitive loan documents relating to the Facility, including without limitation a credit agreement (or promissory note), security agreements and other related definitive documents (collectively, the “Loan Documents”) shall have been prepared based upon and substantially consistent with the terms set forth in this Commitment Letter and otherwise reasonably satisfactory to the Lender and the Borrower and shall have been executed and delivered by the Borrower, (ii) the Lender shall be reasonably satisfied that the Borrower has complied with all other customary closing conditions, including: (A) the delivery of customary corporate records and documents from public officials and officer’s certificates; (B) evidence of authority; and (C) grant and perfection of liens on the collateral to secure the Facility, (iii) the accuracy of the representations and warranties specified in Exhibit A and (iv) the absence of any default or event of default specified in Exhibit A. Notwithstanding the forgoing, the Borrower shall be required only to use commercially reasonable efforts to obtain account control agreements with its depository banks in form and substance reasonably satisfactory to the Lender within 90 days after the Closing Date (as defined in

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Exhibit A) and a failure to obtain such account control agreements shall not result in a default provided the Borrower has used commercially reasonable efforts.

3.	Indemnification

You hereby agree to indemnify upon demand and hold harmless the Lender and each partner, trustee, shareholder, director, officer, employee, advisor, representative, agent, attorney and controlling person thereof (each of the above, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses (including legal expenses), joint or several, of any kind or nature whatsoever that may be brought or threatened by the Borrower, the Guarantors (as defined in Exhibit A), any of their respective affiliates or any other person or entity and which may be incurred by or asserted against or involve any Indemnified Person (whether or not any Indemnified Person is a party to such action, suit, proceeding or claim) arising solely from this Commitment Letter, the Facility, any other Loan Document or any use or intended use of the proceeds of the Facility other than those relating to the License Agreement; provided that you will not have to indemnify an Indemnified Person against any claim, loss, damage, liability or expense to the extent the same resulted directly and primarily from (i) the gross negligence or willful misconduct of such Indemnified Person (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment) and (ii) a material breach of the obligations of such Indemnified Person under this Commitment Letter (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment).

Your indemnity and reimbursement obligations under this Section 3 will be in addition to any liability which you may otherwise have and will be binding upon and inure to the benefit of the successors, assigns, heirs and personal representatives of you and the Indemnified Persons.

Neither party nor any other Indemnified Person will be responsible or liable to the other party or any other person or entity for any indirect, special, punitive or consequential damages which may be alleged as a result of this Commitment Letter, the Facility or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Facility; provided that nothing in this paragraph shall limit your indemnity obligations hereunder.

4.	Assignments

This Commitment Letter may not be assigned by either party without the prior written consent of the other party (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person (including either party’s equity holders, employees or creditors) other than the parties hereto (and any Indemnified Person). The Lender may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates (other than to Sanofi-Aventis Deutschland GmbH). Notwithstanding the prior sentence, the parties agree that the Lender shall remain liable for the performance of its obligations hereunder in the case of an assignment by the Lender to any of its affiliates. This Commitment Letter may not be amended or any term or provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto.

5.	Waiver of Jury Trial; Governing Law; Submission to Jurisdiction; Surviving Provisions

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING OR CLAIM ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER IS HEREBY IRREVOCABLY WAIVED BY THE PARTIES HERETO. THIS COMMITMENT LETTER WILL BE GOVERNED BY

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AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Each of the parties hereto hereby irrevocably (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan and (b) the United States District Court for the Southern District of New York and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to this Commitment Letter the transactions related thereto or the performance of services contemplated hereunder, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding or claim may be heard and determined in such New York State court or such Federal court, (ii) waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the transactions related thereto or the performance of services contemplated hereunder in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

This Commitment Letter is issued for the benefit of the parties hereto and no other person or entity may rely hereon (other than the Indemnified Persons).

The provisions of Section 3 and this Section 5 of this Commitment Letter will survive any termination or completion of the arrangements contemplated by this Commitment Letter, including without limitation whether or not the Loan Documents are executed and delivered and whether or not the Facility is made available or any loans under the Facility are disbursed; provided, however, that, to the extent covered by the Loan Documents, your obligations under this Commitment Letter shall automatically terminate and be superseded by the corresponding provisions of the Loan Documents upon the effectiveness thereof.

6.	Termination

Our commitments hereunder will terminate upon (i) the abandonment or termination of the License Agreement in accordance with the last sentence of Section 15.16 of the License Agreement or (ii) the Lender’s receipt from you of written notice of termination of this Commitment Letter.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

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Very truly yours,

HOECHST GMBH

By:
Name:
Title:

By:
Name:
Title:

Commitment Letter

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

MANNKIND CORPORATION

By:
Name:
Title:

Commitment Letter

Exhibit A

Summary of Terms and Conditions of the Facility

This Summary of Terms and Conditions outlines the material terms and conditions of the Facility.

Borrower:	MannKind Corporation (the “Borrower”).

Guarantors:	The entities that are guarantors under that certain Facility Agreement dated as of July 1, 2013, by and among MannKind and the purchasers party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Deerfield Facility”).

Lender:	Hoechst GmbH (the “Lender”).

Purpose/Use of Proceeds:	The proceeds of the Facility will be used to fund MannKind’s Sharing Percentage of any Losses (each as defined in the License Agreement) (the “Loss Amount”).

Facility:	A $175.0 million senior secured revolving credit facility (the “Facility”).

Availability:	Amounts available under the Facility may be borrowed, repaid and reborrowed after the Closing Date (as defined below) until the Maturity Date (as defined below); provided that, no amounts under the Facility may be borrowed after the occurrence or during the continuance of an “Event of Default” under the Deerfield Facility that has resulted in the lender under the Deerfield Facility commencing enforcement proceedings with respect to its rights thereunder. The Facility shall only be borrowed on a quarterly basis and each borrowing shall not exceed the Loss Amount for the fiscal quarter most recently ended. No Loss Amount may be carried forward to the next succeeding fiscal quarter.

Closing Date:	The date on which the Loan Documents are executed in accordance with the Commitment Letter (the “Closing Date”) which in no event shall be later than the “Effective Date” as that term is defined in the License Agreement (the “License Effective Date”).

Maturity:	The maturity date (the “Maturity Date”) will be the tenth anniversary of the License Effective Date.

Amortization:	None. Payable in full on the Maturity Date.

Interest Rate:	All amounts outstanding under the Facility will bear interest at a rate per annum equal to 8.5% (2.06% per quarter compounded), and shall be paid-in-kind.

Default Interest:	Upon the occurrence and during the continuance of any payment or insolvency event of default, interest will accrue at a rate of 2.0% per

Exhibit A-1

annum plus the rate otherwise applicable thereto on any amount then outstanding and will be payable on demand.

Interest Payments:	Quarterly; payable in-kind in arrears and computed on the basis of a 360-day year.

Voluntary Prepayments:	The Facility may be prepaid in whole or in part upon 5 business day’s prior written notice without premium or penalty.

Mandatory Prepayments:	The Borrower shall prepay the Facility in an amount equal to 100% of MannKind’s Sharing Percentage of any Profit (as defined in the License Agreement), payable no later than 30 days following the date of receipt; provided that any voluntary prepayments made by the Borrower during the relevant quarter shall be credited against any amount payable as a result of MannKind’s Sharing Percentage of any Profit.

Collateral:	The obligations of the Borrower and the Guarantors under the Facility will be secured by a perfected (x) first priority security interest in any insulin located in Danbury, CT owned by the Borrower and its subsidiaries and any contractual rights and obligations pursuant to which the Borrower purchases or has purchased such insulin and (y) second priority security interest in all assets of the Borrower and the Guarantors required to be secured pursuant to the Deerfield Facility; provided that the Lender shall have a first priority mortgage on the real property and improvements thereon located at 28903 North Avenue Paine, Valencia, California 91355; provided further that Lender agrees to release the mortgage on the Valencia facility if the Valencia facility is sold as long as the net cash proceeds of such sale are used to prepay the loan under the Facility and the maximum limit available to be borrowed under the Facility is reduced accordingly.

Intercreditor Agreement:	The Lender and the lender under the Deerfield Facility shall agree to negotiate in good faith an intercreditor agreement reflecting the principles set forth in the attachment to the Intercreditor Principles Agreement dated as of August 11, 2014, between the Lender and the lender under the Deerfield Facility.

Representations and
Warranties:	The Facility will contain only the following representations and warranties by the Borrower and the Guarantors (subject to customary exceptions, baskets and thresholds to be agreed): organization, requisite power and authority, qualification; due authorization; no conflict with any material agreements listed on the Borrower’s most recently filed annual report on Form 10-K or subsequent quarterly reports on Form 10-Q; any governmental consents related to the Loan Documents; compliance with laws; binding obligation; adverse proceedings relating to any Loan Document or the performance by the Borrower or any Guarantor thereunder; payment of taxes; no defaults; solvency; and security documents.

Exhibit A-2

Covenants:	The Facility will contain only the following affirmative and negative covenants by the Borrower and the Guarantors (subject to customary exceptions, baskets and thresholds to be agreed and including, without limitation, any exceptions, baskets or carve-outs included in the Deerfield Facility):

Affirmative covenants: existence; payment of taxes and claims; compliance with laws; use of proceeds; notices; additional collateral; and further assurances.

Negative covenants: indebtedness (which shall permit the Deerfield Facility and any refinancing thereof in an amount not to exceed $160,000,000 and shall include the ability to reborrow such amounts upon the conversion of some or all of the existing indebtedness under the Deerfield Facility into equity); liens; and amendments or waivers of organizational documents in a manner that is materially adverse to the interest of the Lender.

Events of Default:	The Facility will include only the following events of default (subject to customary exceptions, baskets, thresholds and cure periods to be agreed): failure to make payments when due; breach of certain covenants; breach of representations; other defaults under Loan Documents; involuntary bankruptcy; voluntary bankruptcy; dissolution; failure to maintain the valid perfected security interest having the applicable priority purported to be granted under the security documents, the failure of any other Loan Document to be a valid binding obligation of the parties thereto enforceable in accordance with its terms or the Borrower or any guarantor shall so state in writing; and termination of the License Agreement by Sanofi as a result of a breach thereof by MannKind. For the avoidance of doubt the Loan Documents shall not contain a cross default to other indebtedness, including but not limited to the Deerfield Facility.

In the event of any event of default mentioned above relating to the failure to make payments when due; breach of the negative covenants relating to the incurrence of indebtedness or creation of liens; involuntary bankruptcy; voluntary bankruptcy; dissolution; failure to maintain the valid perfected security interest having the applicable priority purported to be granted under the security documents, the failure of any other Loan Document to be a valid binding obligation of the parties thereto enforceable in accordance with its terms or the Borrower or any guarantor shall so state in writing; or termination of the License Agreement by Sanofi as a result of a breach by MannKind of the non-compete obligations in Section 2.8(a) of the License Agreement; the Lender shall have the right but not the obligation to accelerate the amounts due under the Facility and cause the same to become immediately due and payable. In the event of any other event of default listed above, the Lender’s remedy shall be to terminate the commitment to make additional loans to the Borrower but the Lender shall not have the right to accelerate the amounts outstanding under

Exhibit A-3

the Facility or to otherwise cause any such obligations to become due and payable prior to the Maturity Date.

Conditions Precedent to
Closing Date:	The conditions set forth or referred to in Section 2 of the Commitment Letter.

Indemnity and Expenses:	The Facility will provide customary and appropriate provisions relating to indemnity and related matters in a form acceptable to the Lender. The Borrower will also pay all out-of-pocket expenses of the Lender (including the reasonable fees, disbursements and other charges of counsel) in connection with the enforcement of the Loan Documents or in any bankruptcy case or insolvency proceeding.

Governing Law and
Jurisdiction:	New York.

Exhibit A-4

EXHIBIT B TO SECOND AMENDMENT

Intercreditor Principles Agreement

Reference is made to (i) that certain Facility Agreement dated as of July 1, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Deerfield Facility”), by and among MannKind Corporation (“MannKind”) and the purchasers party thereto (the “Deerfield Lenders”) and (ii) that certain Commitment Letter dated as of August 11, 2014 (the “Commitment Letter”), by and among Hoechst GmbH (the “Sanofi Lender”) and MannKind.

The Deerfield Lenders and the Sanofi Lender hereby agree that (i) the Deerfield Lenders will have a first priority lien on all of the assets of MannKind and the other guarantors under the Deerfield Facility designated as collateral under the Deerfield Facility (the “Deerfield Lenders’ First Lien Collateral”), (ii) (a) the Sanofi Lender will have a second priority lien on the Deerfield Lenders’ First Lien Collateral (the “Sanofi Lender’s Second Lien Collateral”) and (b) the Sanofi Lender will have a first priority lien on (x) any insulin inventory located in the United States and (y) the real property of MannKind located in Valencia, CA (clauses (x) and (y), the “Sanofi Lender’s First Lien Collateral”) and (iii) the Deerfield Lenders will have no lien on the Sanofi Lender’s First Lien Collateral. It is further agreed that the terms attached hereto as Exhibit A will be incorporated into an intercreditor agreement between the Deerfield Lenders and the Sanofi Lender.

This Intercreditor Principles Agreement may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Intercreditor Principles Agreement by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart hereof. This Intercreditor Principles Agreement constitutes the entire contract between the parties hereto with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. This Intercreditor Principles Agreement and the rights and obligations of the parties hereunder will be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

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Accepted and Agreed to as of August 11, 2014:

DEERFIELD PRIVATE DESIGN FUND II, L.P.

By: Deerfield Mgmt., L.P., its General Partner

By: J.E. Flynn Capital, LLC, its General Partner

By:
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD PRIVATE DESIGN INTERNATIONAL II, L.P.

By: Deerfield Mgmt., L.P., its General Partner

By: J.E. Flynn Capital, LLC, its General Partner

By:
Name:	David J. Clark
Title:	Authorized Signatory

Intercreditor Principles Agreement

HOECHST GmbH

By:
Name:
Title:

By:
Name:
Title:

Intercreditor Principles Agreement

Exhibit A

(i)	If a default has occurred under the Deerfield Facility and the Deerfield Lenders have accelerated their indebtedness, any payment or distribution of any character by or on behalf of MannKind, whether in cash, securities or other property, that constitutes or is traceable to proceeds of the Deerfield Lender’s First Lien Collateral, that is received by the Sanofi Lender before the Obligations (as defined in the Deerfield Facility) to the Deerfield Lenders shall have been paid in full in cash, shall be held in trust by the Sanofi Lender for the benefit of, and shall be paid over to the Deerfield Lenders, to the extent necessary to pay the Obligations due to them in full in cash.

If a default has occurred under the loan provided by the Sanofi Lender to MannKind (such loan, the “Sanofi Loan”) and the Sanofi Lender has accelerated its indebtedness, any payment or distribution of any character by or on behalf of MannKind, whether in cash, securities or other property, that constitutes or is traceable to proceeds of the Sanofi Lender’s First Lien Collateral, that is received by the Deerfield Lenders before the obligations to the Sanofi Lender shall have been paid in full in cash, shall be held in trust by the Deerfield Lenders for the benefit of, and shall be paid over to the Sanofi Lender, to the extent necessary to pay the obligations due to the Sanofi Lender in full in cash.

(ii)	Prior to the payment in full in cash of the Obligations to the Deerfield Lenders or the obligations to the Sanofi Lender, as the case may be, the Deerfield Lenders shall have the exclusive right (as between the Deerfield Lenders and the Sanofi Lender) to manage, perform and enforce the terms of the Deerfield Facility with respect to the Deerfield Lenders’ First Lien Collateral, and the Sanofi Lender shall have the exclusive right (as between the Deerfield Lenders and the Sanofi Lender) to manage, perform and enforce the terms of the loan documents related to the Sanofi Loan with respect to the Sanofi Lender’s First Lien Collateral, and each party shall have the exclusive right to exercise and enforce all of their respective privileges and rights thereunder according to their sole discretion and the exercise of their sole business judgment, including the exclusive right to exercise all of their respective rights and remedies as secured lenders under the UCC with respect to assets of MannKind on which they have first liens.

(iii)

In the event of any voluntary or involuntary insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith relative to MannKind or to its property, then (a) the Sanofi Lender shall be paid in full in cash from the proceeds of the Sanofi Lender’s First Lien Collateral in respect of all of the obligations due to it from MannKind, including without limitation, any interest due and payable thereunder whether or not such interest is an allowed claim in such proceeding before the Deerfield Lenders are entitled to receive (whether directly or indirectly), or make any demands for, any payment from the proceeds of the Sanofi Lender’s First Lien Collateral; and (b) the Deerfield Lenders shall be paid in full in cash from the proceeds of the Deerfield Lenders’ First Lien Collateral in respect of all of the

Obligations due to it from MannKind, including without limitation, any interest due and payable thereunder whether or not such interest is an allowed claim in such proceeding before the Sanofi Lender is entitled to receive (whether directly or indirectly), or make any demands for, any payment from the proceeds of the Deerfield Lenders’ First Lien Collateral;

(iv)	The Sanofi Lender may not offer Debtor in Possession financing unless any such financing does not (a) provide for liens or claims that are senior or equal to the liens or adequate protection claims of the Deerfield Lenders with respect to the Deerfield Lenders’ First Lien Collateral, (b) require a specific plan of reorganization or the sale of assets prior to a default, (c) require payment in cash upon plan confirmation the source of which, in whole or in part, is the Deerfield Lenders’ First Lien Collateral unless the Obligations due to the Deerfield Lenders are first paid in full in cash or (d) have provisions that are otherwise inconsistent with terms of this term sheet.

The Deerfield Lenders may not offer Debtor in Possession financing unless any such financing does not (a) provide for liens or claims that are senior or equal to the liens or adequate protection claims of the Sanofi Lender with respect to the Sanofi Lender’s First Lien Collateral, (b) require a specific plan of reorganization or the sale of assets prior to a default, (c) require payment in cash upon plan confirmation the source of which, in whole or in part, is the Sanofi Lender’s First Lien Collateral unless the obligations due to the Sanofi Lender are first paid in full in cash or (d) have provisions that are otherwise inconsistent with terms of this term sheet.

(v)	The Sanofi Lender will not object to relief from stay or adequate protection requested by the Deerfield Lenders with respect to the Deerfield Lenders’ First Lien Collateral so long as any such adequate protection does not provide for liens that are senior or equal to the liens or adequate protection claims of the Sanofi Lender with respect to the Sanofi Lender’s First Lien Collateral;

The Deerfield Lenders will not object to relief from stay or adequate protection requested by the Sanofi Lender with respect to the Sanofi Lender’s First Lien Collateral so long as any such adequate protection does not provide for liens that are senior or equal to the liens or adequate protection claims of the Deerfield Lenders with respect to the Deerfield Lenders’ First Lien Collateral;

(vi)	The Sanofi Lender will not request relief from the stay with respect to their second lien on the Deerfield Lenders’ First Lien Collateral;

(vii)	Following (a) acceleration of the Deerfield Facility or (b) the commencement of a proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against any grantor, the Sanofi Lender may request within 30 days thereof to purchase all, but not less than all, of the aggregate amount of the Deerfield Facility outstanding at the time of purchase at par; and

(viii)	The Deerfield Lenders and the Sanofi Lender will agree to additional terms as are appropriate and customary for an intercreditor agreement of this nature, including waivers of marshaling, appraisal, valuation and similar rights and waiver of any claims under Sections 506(c) and 552 of the Bankruptcy Code.